Exhibit 99.1

Social Life Network Announces New Wholly Owned
Subsidiary, MjLink.com, to Host its Cannabis and Hemp
Social Networks

The Company Intends to Take MjLink.com Public in Canada in 2019

DENVER, CO –September 26, 2018 - Social Life Network, Inc. (OTCQB: WDLF), a cloud-based social media and social network technology company based in Denver, Colorado, announced that on September 25, 2018, the Company incorporated MjLink.com, a Delaware Corporation, as its wholly owned subsidiary. MjLink.com will operate as a multinational cannabis technology and media sales organization with two artificial intelligence powered social networks: WeedLife.com, a consumer-to-consumer social network and MjLink.com, a business-to-business social network.

Social Life Network plans to take MjLink.com public on a Canadian exchange in 2019. In addition to the existing online applications that MjLink.com will sell to customers, its executive management will focus on launching three new divisions that will provide incubation for early stage cannabis tech companies, B2B and B2C industry trade-shows, and a division that focuses on merger & acquisitions of cannabis technology companies.

MjLink.com services will also include:

●	Social networking platforms
●	Retail store mapping
●	Online advertising technologies
●	Media sales organization
●	Search indexing
●	News aggregating
●	Cloud computing
●	SaaS (Software as a Service)
●	Mobile application development
●	Incubation of early stage tech companies
●	B2B trade-shows
●	Acquisition of best-in-breed technology companies

“We are extremely pleased to announce the addition of our new subsidiary, which we believe provides us with numerous synergistic advantages as we continue to execute on our strategic growth plan,” says Social Life Network Chairman and CEO, Mr. Ken Tapp. “In addition to owning strong commercialization applications, MjLink’s planned IPO will help strengthen the Company's capital structure, increase market share and establish us as a market leading brand within cannabis and hemp industry world-wide. We believe that this will serve as a significant catalyst to the development of our company as we strive to achieve our overall goal of improving shareholder value.”

About Social Life Network, Inc.

Social Life Network, Inc. is an artificial intelligence and blockchain powered social network and e-commerce technology company based in Denver Colorado. They launched their first social network, WeedLife.com, in the cannabis and hemp industry in 2013, and have since expanded their business model to meet the much larger and growing demand for niche social networking in the Real Estate industry and multiple sports verticals including Golf, Cycling, Tennis, Soccer, Hunting and Fishing world-wide. For more information, visit https://www.SocialNetwork.ai

Disclaimer

This news release may include forward-looking statements within the meaning of section 27A of the United States Securities Act of 1933, as amended, and section 21E of the United States Securities and Exchange Act of 1934, as amended, with respect to achieving corporate objectives, developing additional project interests, the company's analysis of opportunities in the acquisition and development of various project interests and certain other matters. No information in this press release should be construed as any indication whatsoever of the Company's or MjLink’s future financial results, revenues or stock price. There are no assurances that the Company will successfully take MjLink public in Canada. These statements are made under the "Safe Harbor" provisions of the United States Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements contained herein.

Contact:

Investor Relations
IR@Social-Life-Network.com
855-933-3277